CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Plantronics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,976,613,600.00	(1)	.0000927	$183,232	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,976,613,600.00
Total Fees Due for Filing				$183,232
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$183,232

(1)	Aggregate number of securities to which transaction applies: As of April 15, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 49,415,340, which consists of (a) 43,072,542 shares of common stock entitled to receive the per share merger consideration of $40.00; (b) 2,534,176 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $40.00; (c) a maximum of 2,099,921 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting, which may be entitled to receive the per share merger consideration of $40.00 (assuming the 2,099,921 target shares are paid out at maximum level of performance); and (d) 1,708,701 additional shares of common stock reserved for issuance pursuant to the employee stock purchase plan.
(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of April 15, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 43,072,542 shares of common stock and the per share merger consideration of $40.00; (b) the product of 2,534,176 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $40.00; (c) the product of 2,099,921 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting and the per share merger consideration of $40.00 (assuming the 2,099,921 target shares are paid out at maximum level of performance); and (d) the product of 1,708,701 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $40.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.